CONSULTING AGREEMENT

BETWEEN:

EASTERN EMISSIONS CONSULTANTS INCORPORATED

AND:

MIDWEST ENERGY EMISSIONS CORP.

CONSULTING AGREEMENT

THIS AGREEMENT, dated this 10th day of January, 2012, is made in duplicate.

BETWEEN:

> **EASTERN EMISSIONS CONSULTANTS INCORPORATED,** a body corporate, incorporated under the laws of Nova Scotia Canada, (Hereinafter referred to as "**Consultant**")

OF THE FIRST PART

AND

> **MIDWEST ENERGY EMISSIONS CORP.**, a corporation under the laws of the State of Delaware, (Hereinafter referred to as the "**Company**")

OF THE SECOND PART

WHEREAS, the Consultant has expertise in the areas of advisory, product and service strategy, commercialization and other matters relating to the business of the Company;

AND WHEREAS the Consultant has employed the services of Richard MacPherson, of Halifax, in the Province of Nova Scotia, who has experience in the business currently carried on by the Company.

AND WHEREAS, the Company desires to avail itself of the expertise of the Consultant as a consultant in the aforesaid areas and to retain the services of Consultant;

AND WHEREAS, Consultant is willing to be retained as consultant by the Company in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

ARTICLE 1.0 INTERPRETATION

1.1 Unless the context otherwise requires,

(1) "Agreement" means these articles of agreement and all amendments thereto;

(2) "Company" means Midwest Energy Emissions Corp. and its subsidiary, MES, Inc., a corporation under the laws of the state of North Dakota;

(3) "Confidential Information" has the meaning set out in Section 6.1 of this Agreement;

(4) "Consultant" means Eastern Emissions Consultants Incorporated, a body corporate incorporated pursuant to the laws of the Province of Nova Scotia;

(5) "Effective Date" has the meaning set out in Section 10.1 of this Agreement;

(6) "Intellectual Property" means patents, patent applications, copyrights, trade secrets, know-how, trademarks, registered industrial designs and applications for same and other intellectual property recognized in any applicable jurisdiction;

(7) "Services" has the meaning set out in Section 2 of this Agreement; and

(8) "Term" has the meaning set out in Section 10.1 of this Agreement.

1.2 Unless the contrary intention appears: references to a particular clause or schedule shall refer to the most current version if amended; references to legislation include the legislation as amended; singular words include the plural form and *vice versa*; and words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organization or other entity, in each case whether or not having separate legal personality. Headings are inserted for convenience and are not intended to affect meaning or interpretation. The words "include", "included" and "'including" are to be construed as being followed by "without limitation".

ARTICLE 2.0 THE SERVICES

2.1 The parties agree this Agreement is a contract for the performance of services and that the Consultant is an independent contractor and it and its employees, officers and agents are not, nor shall they be deemed to be, an employee, servant or agent of the Company.

2.2 The parties agree that the Contractor and its employees shall have no entitlement to salaried or hourly employee benefits with the Company and the Contractor shall be solely responsible for any and all remittances of statutory deductions.

2.3 During the Term of this Agreement, Consultant shall render to the Company, advisory and other services in relation to the business of the Company ("**Services**"), including, without limitation:

2.3.1 Advice on the Company's operational objectives, product research and development, and technologies enhancement;

2.3.2 Provide continuity between the past efforts and ongoing product and intellectual property exploitation;

2.3.3 Provide guidance regarding the alternative sorbent sourcing;

2.3.4 Provide when and as requested to present and new management regarding the marketing of products;

2.3.5 Provide liaise services between investors and the Company as may be appropriate from time to time;

2.3.6 Provide liaise services between the Company and licensees of the Company's technologies as may be required from time to time

2.3.7 Advise and provide general support with the Companies marketing efforts in Canada.

2.4 In addition, the Company may reasonably specify, from time to time, other services that shall be rendered by the Consultant, but only if and to the extent that such services are those customarily related to the business of the Company and within the experience and competency of the Consultant's employees.

2.5 The Consultant agrees to diligently and faithfully perform the Services in a diligent, professional and ethical manner and further agrees to devote such time, energy, attention and skill to the performance of such Services as may be necessary to enable them to be carried out efficiently; provided, however, that in no event shall the Consultant take any action that may subject either the Consultant or the Company to civil or criminal liability.

2.6 In rendering the Services hereunder the Consultant shall comply with all laws, rules, regulations orders and ordinances of the United States of America, Canada and any other state or country with jurisdiction over the Consultant or the Services.

2.7 Initially and for the foreseeable future, the Consultant shall report to the Company's President. This shall not preclude corporate reorganizations and changing reporting relationships. The Consultant shall report to such offices of the Company as the Company may from time to time reasonably direct.

2.8 The Consultant shall use his best efforts to further the business interests of the Company during the term of this Agreement in accordance with the term hereof.

2.9 The Consultant shall devote approximately 20 hours per week of the time of its employee, Richard MacPherson, or such other employee as may be approved by the Company from time to time, in fulfillment of its obligations hereunder.

ARTICLE 3.0 CONSULTING FEES

3.1 In consideration of the Services contemplated under Article 2 hereof, during the Term of this Agreement, the Consultant shall receive from the Company a monthly consulting fee of fifteen thousand dollars ($15,000). The Consultant shall render its monthly account to the Company on the last day of each month. The Company shall pay all accounts so rendered by the Consultant within 5 days of receipt. Any late payments by the Company shall be subject to interest at 1.5% per month.

3.2 For greater certainty, the employees of the Consultant are not entitled to reimbursement for any health benefits, retirement funds or stock options or other benefits from the Company in respect of the services provided by the Consultant hereunder.

ARTICLE 4.0 EXPENSES

4.1 In addition to the consulting fees payable to the Consultant pursuant to Article 3 hereof, the Company shall pay directly or reimburse the Consultant for all reasonable out-of-pocket expenses incurred in connection with the Services, including, without limitation, travel related expenditures (airline tickets, meals, rental car & fuel, hotels, parking),

customer entertainment and business meals, conference fees, cost of any outside services such as financial printers, couriers, business publications or similar services, telephone and mobile phone and text or email, computer and word processing expenses or any similar expenses directly related to the Services.

4.2 Receipts are required for all expenses claimed from and over twenty-five ($25) USD, included in a monthly expense report. Expenses shall be submitted to the Company's President for approval. Once approved by the President, reimbursements shall be made promptly, or as soon as possible in accordance with the Company's procedures for paying expenses.

4.3 For greater certainty, the Consultant shall bear all other costs and expenses in carrying out its obligations here under, including, without limitation, its own office, fixed and operational costs.

ARTICLE 5.0 CONFIDENTIAL INFORMATION

5.1 The Consultant acknowledges that the Company has advised it that it has confidential, proprietary and trade secret information and know-how relating to the Company's reduction of mercury from emissions products and services and that the Confidential Information is proprietary, and confidential. The Consultant agrees to retain the Confidential Information in strict confidence, and the Consultant shall not disclose the Confidential Information to any third party without the prior written consent of the Company. The Consultant shall not use the Confidential Information for any purpose other than furthering the Services contemplated under this Agreement (the "**Limited Purpose**"); shall not disassemble, decompile, or otherwise reverse-engineer the Confidential Information and any inventions, processes, or products disclosed under this Agreement; and, in preventing disclosure of Confidential Information to third parties, shall use the same degree of care as for its own information of similar importance, but no less than reasonable care. The Consultant shall require that all parties to whom Confidential Information will be disclosed enter into a written non-disclosure agreement with the Company.

5.2 Notwithstanding any other provisions of this Agreement, the Company acknowledges that Confidential Information shall not include any information which

5.2.1 is now or hereafter through no act or failure to act on the part of either Party, become generally known or available to the public without breaching this Agreement;

5.2.2 evidently was in the possession of the Consultant or its employees prior to the time of disclosure and was not acquired directly or indirectly from the Company;

5.2.3 is disclosed to the Consultant by a third party without an obligation of confidentiality;

5.2.4 is produced by or for the Consultant independently of any information developed under this Agreement, provided that the person or persons developing same have not had access either directly or indirectly, to the information and provided such independent development is documented; or

5.1.5 is required by law to be disclosed.

5.3 At the option of the Consultant, the Company may have the benefit if information utilized by the Consultant in the performance of the Services. However, all intellectual property, including know-how, owned by the Consultant prior to undertaking the Services, shall remain the property of the Consultant and the Company shall have no proprietary interest therein.

ARTICLE 6.0 INDEMNIFICATION

6.1 Each Party shall indemnify and save harmless the other Party, to the fullest extent authorized by law, as the same exists or may hereafter be amended, from and against all claim, demands, losses, expenses, costs incurred or suffered, including lawyers fees, damages, actions, suits or proceedings, that are in any manner based upon, arising out of, or attributable to the execution of this Agreement or any part. Each Party shall have the right to defend any such action or proceeding with counsel of its own choosing.

6.2 The Company hereby indemnifies the Consultant and its employees, agents, assigns, successors and legal representatives against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred in respect of any civil, criminal, or administrative proceeding to which such person is made a party by reason of being or having been a consultant to the Company provided (a) the Consultant acted within the scope of his Services and in good faith with a view to the best interests of the Company and (b) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.

ARTICLE 7.0 REPRESENTATIONS

7.1 The Parties represent that they have not disclosed or provided to anyone any unauthorized third party proprietary information, samples or documentation pertaining to the Services.

ARTICLE 8.0 WARRANTY

8.1 Each party represents and warrants that it has good and sufficient power, authority and right to enter into and deliver this Agreement each to the other.

8.2 Except as otherwise provided in this Agreement, each party disclaim all warranties respecting the Services either expressly or implied by law or otherwise, including all implied warranties of merchantability and fitness for a particular purpose and the other party hereby accepts such disclaimer.

ARTICLE 9.0 DURATION OF AGREEMENT

9.1 This Agreement shall be effective from November 1st, 2011 and shall be valid for a period of three (3) years ("Term") and renewable, subject to the continued approval

by the Board of the Company.

ARTICLE 10.0 TERMINATION AND TERMINATION FOR DEFAULT

10.1 A party may terminate this Agreement for cause:

10.1.1 if the other party remains in default of any material provision hereof ninety (90) days (or such longer period of time as may be mutually agreed in writing) after written notice of such default is received by the defaulting party; or,

10.1.2 immediately upon written notice if the other party ceases to carry on its business or becomes the subject of any proceeding under state, provincial or federal law for the relief of debtors or otherwise becomes insolvent, bankrupt or makes an assignment for the benefit of creditors, or upon the appointment of a receiver for the other party or the reorganization of the other party for the benefit of creditors.

10.2 Termination by either party shall be without prejudice to any other rights to which such party may be entitled against the other party at law or in equity by reason of such other party's default under this Agreement.

10.3 Subject to Article 11.1, termination of this Agreement will not relieve either party from any liability to the other party hereunder, including any obligation to pay in full any outstanding invoice and other monies due or accrued under this Agreement prior to or at the time that such termination becomes effective.

10.4 In the event that the Company terminates this Agreement without cause, the Company shall pay the Consultant twelve (12) months of consultant fees pursuant to Article 3.

10.5 Within 10 (ten) days of termination of this Agreement, each party shall return to the other party, at the other party's expense, all of the other party's Confidential Information, and other property, documentation and materials, and all copies thereof.

10.6 Articles 5.0, 6.0, 7.0, 8.0, 14.0, 16.0, 17.1 and shall survive termination and conclusion of this Agreement.

ARTICLE 11.0 ASSIGNMENT

11.1 The Consultant shall not assign or subcontract any portion of its rights, duties or obligations under this Agreement, or assign this Agreement, unless the Company, in its sole discretion, grants the Consultant written permission to do so. Notwithstanding any such consent, the Consultant shall continue to be fully responsible and liable for full performance of all obligations assumed by it hereunder. The Company shall have the right to assign this Agreement to any of it subsidiary or affiliated companies, or to any third party in connection with the transfer of all or substantially all of the assets of the business unit relating to this Agreement, or the sale or transfer of the voting stock or shares of the Company resulting in a change in its effective control.

ARTICLE 12.0 AMENDMENT

12.1 No amendment to this agreement shall be effective unless reduced to writing and signed by the authorized representative of the parties.

ARTICLE 13.0 NOTICE

13.1 All notices or other communications required by this Agreement shall be delivered or sent by an acceptable means to the addresses and persons below. Acceptable means are:

13.1.1 delivery during normal business hours to the person responsible for receiving communications, in which case it is effective when delivered;

13.1.2 delivery by courier or registered mail, in which case it is effective when the delivery person obtains a signature accepting delivery; or

13.1.3 electronic transmission to the addressee's office, in which case it is effective when receipt is electronically acknowledged.

In the case of the Conusultant:
Attention: Mr. RICHARD MACPHERSON
34 Cedarbank Terrace,
Halifax, NS
B3P2T4, Canada
Telephone: (902) 404 1236
E-mail: rickmacp@gmail.com

In the case of the Company:
Mr. Alan Kelley
500 West Wilson Bridge Road, Suite 140
Worthington, Ohio, 43085
Telephone: (614) 505-6115, Ext 104
Facsimile: (614) 505-7377
E-mail: AKelley@midwestemissions.com

ARTICLE 14.0 APPLICABLE LAW

14.1 This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware as applicable and shall be treated in all respects as a Delaware contract.

ARTICLE 15.0 FORCE MAJEURE

15.1 Neither party shall be liable to the other for defaults in performance of its obligations arising by reason of causes beyond its control and which by the exercise of reasonable diligence, such parties are unable to prevent. Such causes include, but are not limited to acts of God, labour disputes, governmental restraint, and actions taken by any governmental authority, national emergency and unusual weather conditions, provided that the party declaring the event of force majeure gives timely notice of such event to

the other party. The date of delivery or of performance shall be extended for a period equal to the time lost by reason of the delay.

ARTICLE 16.0 DISPUTE RESOLUTION

16.1 The parties shall attempt to resolve any dispute arising out of or pursuant to this Agreement by recourse to the dispute resolution methods identified in the following sequence, although steps may be by-passed by mutual consent.

16.1.1 negotiations,
16.1.2 non-binding mediation or conciliation,
16.1.3 non-binding mini-trial, or
16.1.4 binding arbitration.

16.2 If the parties cannot agree on any of the foregoing dispute resolution mechanism, either party may, at any time, elect to have such dispute resolved by litigation in the proper judicial forum.

16.3 Any party may within 15 (fifteen) days take the dispute to the next step if the parties fail to agree on the appointment or procedure referred to in this Article.

16.4 When mediation or conciliation is selected by the parties, they shall jointly appoint one impartial expert mediator or conciliator to undertake the process according to mutually agreed upon procedures.

16.5 When a mini-trial is selected for resolution of a dispute, the parties shall jointly appoint one impartial third party who shall preside at a brief hearing at which the parties present their respective positions to the impartial third party and to the highest level manager available from each party authorized to settle the dispute. If the mini-trial does not lead the parties to a settlement of the dispute, either party may ask the third party to prepare and deliver to them within 15 (fifteen) days a non-binding award that recommends the most fair and reasonable full settlement of the dispute.

16.6 The arbitral award shall be in term of money only, and shall not include punitive damages, costs or interim measures. The parties shall attempt to appoint jointly one impartial expert arbitrator. If the parties cannot agree within 30 (thirty) days on the choice of an arbitrator, each party shall appoint, at its own cost, one impartial expert arbitrator and those two arbitrators shall appoint an expert third arbitrator as chairperson of an arbitral tribunal.

16.7 When one of the steps 17.1(2), 17.1(3) or 17.1(4) is selected to resolve a dispute, the parties shall jointly enter into a contract with the required mediator or conciliator, third party, arbitrator or arbitrators, as the case may be, to pay the costs for the desired services and to bear their own costs of participating in the process involved.

16.8 This Article 17.8 does not apply to issues respecting confidential information, intellectual property or any issue where injunctive relief may be sought. Either party may seek immediate relief on the foregoing issues in any court of competent jurisdiction.

ARTICLE 17.0 PRIOR NEGOTIATIONS, ASSIGNMENTS AND RELATIONSHIP

17.1 This Agreement sets forth the entire Agreement concerning the Services, and shall supersede all communications, negotiations and agreements between the parties in relation to the subject matter herein.

17.2 This Agreement shall prevail to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

17.3 Unless otherwise indicated, nothing herein contained shall be construed as creating an employer and employee relationship, a partnership, joint venture or agency relationship by or between the parties hereto. Each party shall at all times be deemed an independent contractor.

ARTICLE 18.0 SEVERABILITY/WAIVER/FURTHER ASSURANCE

18.1 If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege. Parties shall do such things, and execute such further documents, agreements and assurances, at the requesting party's expense, during or after termination of this Agreement, in order to protect, perfect and enforce the rights granted herein, or to otherwise affect the intentions and acknowledgements of the parties.

18.2 It is understood that the Consultant shall not directly compete with the Company for a period of 1 year from the time of termination of this Agreement with any firm operating in the same field with competing offerings as the Company.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed in duplicate by persons authorized in that behalf, and sealed and delivered as of the date of the last signature below.

On behalf of	On behalf of
EASTERN EMISSIONS CONSULTANTS INCORPORATED	**MIDWEST ENERGY EMISSIONS CORP.**
Name: RICHARD MACPHERSON	Name: R. ALAN KELLEY
Title: President	Title: President
Date: Jan 10/2012	Date: Jan. 16, 2012